SCHEDULE 14A INFORMATION
                                 (Rule 14a-101)
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


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[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or
     Rule 14a-12

                                 eUNIVERSE, INC.
                ----------------------------------------------------
                (Name Of Registrant As Specified In Its Charter)

                                BRAD D. GREENSPAN

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     (Name Of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FOR IMMEDIATE RELEASE
                                               FOR FURTHER INFORMATION, CONTACT:

                                               ARTHUR B. CROZIER
                                               INNISFREE M&A INCORPORATED
                                               212-750-5833


BRAD GREENSPAN MAILS PROXY MATERIALS FOR HIS SLATE OF DISSIDENT DIRECTORS AT eUNIVERSE (OTC: EUNI.PK) ANNUAL MEETING


Los Angeles, CA - January 15, 2004 - Brad Greenspan announced the mailing of proxy materials including the following letter to stockholders of eUniverse, Inc. (OTC: EUNI.PK) today.


                                BRAD D. GREENSPAN


January 15, 2004


Dear Fellow eUniverse Stockholder:

Please find enclosed the proxy statement and BLUE proxy card for the election of my slate of Directors at the upcoming Annual Meeting scheduled for January 29, 2004.

YOUR VOTE IS CRITICALLY IMPORTANT. I seek your support for my efforts to preserve the ability of common stockholders to elect a majority of the Board; to ensure that our company is run for the benefit of ALL stockholders; and to increase value for ALL stockholders through a strong, independent Board and a competent management team.

I am the largest single stockholder of eUniverse, with 7,738,818 shares of common stock, and no shares of preferred stock. I am seriously concerned by the actions recently taken by the incumbent Board and management that, in my opinion, shift control of our company away from the common stockholders. I have nominated five candidates for election as Director who I believe are independent and highly qualified and who, if elected, are committed to vigorously representing the interests of the common stockholders on the Board, to ensuring that our company is run for the benefit of ALL OF ITS STOCKHOLDERS and to re-listing our common stock on the NASDAQ SmallCap Market.

               THE FUTURE VALUE OF OUR INVESTMENT MAY BE AT STAKE!

 I STRONGLY URGE YOU TO SIGN, DATE AND RETURN TODAY THE ENCLOSED BLUE PROXY
    CARD IN THE POSTAGE PAID ENVELOPE PROVIDED WITH A VOTE FOR THE NOMINEES.

If you have already returned one of management's white proxy cards, you have every right to change your mind, revoke such proxy, and vote for our slate. Remember, only your latest, dated proxy card counts.

AS I HAVE PREVIOUSLY WRITTEN TO YOU, I BELIEVE THAT THE INCUMBENT BOARD AND MANAGEMENT IS ENGAGED IN A PLAN TO SHIFT CONTROL OF OUR COMPANY AWAY FROM THE COMMON STOCKHOLDERS, WHERE IT BELONGS, TO THE MINORITY PREFERRED STOCKHOLDERS. In addition to waging this proxy fight, I have also, at my cost, brought suit in the Delaware Chancery Court challenging their actions as directly contrary to the fiduciary duties of the incumbent Directors.

The plan to shift control and my litigation are described in detail in the attached proxy statement. The following factors, in my opinion, stand out:

o The incumbent board, over my strong objection, approved a transaction in which 5,333,333 shares of new Series C Preferred stock were issued to affiliates of VantagePoint Venture Partners at an effective price of $1.38 per share. The Board rejected a previously approved private placement of common stock that, in my opinion, addressed the company's liquidity needs; contained terms more favorable to the company's stockholders; and was priced at $1.85 per share, thereby reducing dilution to existing stockholders.

o The VantagePoint transaction gave VantagePoint various veto and other rights detrimental to common stockholders, including the right to elect two Directors.

o The VantagePoint transaction may prevent or substantially impair the re-listing of the common stock on the NASDAQ SmallCap Market.

o The incumbent Board has fixed the number of Directors at eight: four to be elected by the common and preferred stockholders together and four to be elected by the preferred stockholders exclusively. One of the preferred seats is currently vacant, but can be filled at any time.

o The Board had previously fixed the number of Directors at seven, with four, constituting a majority of the Board, elected exclusively by the preferred stockholder, until I filed suit in Delaware Chancery Court.

o The Nominating Committee of the Board, which selects future Director nominees, is controlled by the preferred stockholders, whose representatives constitute two out of three members of the Committee.


THE NOMINEES: INDEPENDENT, SUCCESSFUL, AND HIGHLY QUALIFIED

              COMMITTED TO VIGOROUSLY REPRESENTING THE INTERESTS OF COMMON STOCKHOLDERS AND ENSURING THAT OUR COMPANY IS RUN FOR THE BENEFIT OF ALL STOCKHOLDERS

I have put forward five nominees for election as Directors at the Annual Meeting. The nominees, who are independent, are successful business people with extensive experience as senior executive officers of complex businesses.

Their goal is to steer the company toward a successful future benefiting ALL OF THE STOCKHOLDERS. In particular, they intend, if elected, to reevaluate current management to ensure that the appropriate people are in place to address the challenges confronting our Company. In addition, they intend to adopt actions to promote corporate democracy and to ensure that the interests of ALL STOCKHOLDERS are represented on, and served by, the Board of Directors, including ensuring that a majority of the Nominating Committee of the Board consists of Directors elected by ALL STOCKHOLDERS.

      KEN SCHAPIRO. Mr. Schapiro served as President and Chief Operating Officer of Artisan Entertainment from July 2000 until December 2003, when it was acquired by Lions Gate Entertainment [AMEX:LGF]. He also served as Chief Operating Officer of Artisan Pictures from February 1999 to July 2000.

      JOHN S. NEUBAUER. Mr. Neubauer worked as a restructuring consultant for Nutrition For Life from 2002 to 2003. Before that, he served as Director of Domestic and Worldwide Operations for Herbalife International, Inc. From 1998 to 2000, Mr. Neubauer served as Chief Operating Officer and Acting Chief Financial Officer of Cell Tech, Inc. [OTC:ELFI].

      VINCENT BITTETI. Mr. Bitteti has been a Director and Chief Executive Officer of TDK Mediactive, a publicly-traded video game company, since 1994. TDK Mediactive was, until its acquisition in November 2003, a publicly-traded subsidiary of TDK Japan.

      JAMES D. SOMES. Mr. Somes is a founder and Managing Director of Alexander Durham Capital, a merchant bank that advises high-growth technology and healthcare companies on capital formation, mergers and acquisitions, and general corporate finance issues. Mr. Somes has significant financial management experience, including positions at Morgan Guaranty Trust Company (J.P. Morgan), Citicorp's Leveraged Capital Group, Citicorp's Asian Merchant Bank and Ambient Capital Group. Mr. Somes also served as Chairman of Liquid Audio (OTC:
LQUID.PK), a publicly-traded online music technology company.

      NATHAN PECK. Mr. Peck is a Director of Interplay Entertainment Corp. [OTC:IPLY.OB]. Mr. Peck also served as Interim Chief Administrative Officer of Interplay from August 2001 to December 31, 2002. From November 1999 to August 2001, he served as a Director and consultant to Virgin Interactive Entertainment Limited (now named Avalon Interactive Group Ltd), a developer, publisher and distributor of video games. Mr. Peck also served as a consultant and Director of Synthean, Inc., a business software development company, and is currently serving as a consultant for Tag-It Pacific, Inc. [AMEX:TAG], a trim distribution company serving the apparel industry.

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 PLEASE SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD TODAY IN THE POSTAGE
   PAID ENVELOPE PROVIDED WITH A VOTE FOR THESE NOMINEES, WHO ARE COMMITTED TO
     VIGOROUSLY REPRESENTING THE INTERESTS OF THE COMMON STOCKHOLDERS ON THE
         BOARD OF DIRECTORS AND ENSURING THAT OUR COMPANY IS RUN FOR THE
                          BENEFIT OF ALL STOCKHOLDERS.

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 THE NOMINEES ARE COMMITTED TO RESTORING FAIR TRADING VALUE TO THE COMMON
              STOCK BY RE-LISTING IT ON THE NASDAQ SMALLCAP MARKET

      THE VANTAGE POINT TRANSACTION, HOWEVER, MAY PREVENT OR SUBSTANTIALLY
                             IMPAIR SUCH RE-LISTING


One of the nominees' highest priorities, if elected, is to re-list the common stock on the NASDAQ SmallCap Market to provide fair trading value for the stock through increased liquidity. We believe, however, that various provisions of the VantagePoint transaction, if not changed, may prevent or substantially impair the company ability to re-list the stock. While we can give no assurances that the nominees' efforts will be successful, they are committed to do whatever is necessary and appropriate to re-list the common stock, including seeking, to the extent permissible, to revise terms of the VantagePoint transaction that stand in the way of re-listing.

Of particular concern is the preferred stockholders' current right to elect a number of Directors equal to that of the common stockholders, although they own only approximately 20% of the outstanding voting securities. This arrangement appears to violate the provisions of NASD Rule 4351 that provides that the voting rights of a NASDAQ listed company "cannot be disparately reduced or restricted through any corporate action or issuance." An Interpretive Release concerning Rule 4351 issued by the NASD provides that an issuer may not create a new class of security that votes at a "higher rate" than an existing class of securities.

Similarly, we believe that the failure of the Company to seek and obtain stockholder approval of the issuance of 5,333,333 shares of Series C preferred stock previously issued to VantagePoint may violate the NASD requirement that issuances of greater than 20% of an issuer's outstanding capital stock be duly approved by stockholders.


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 Please sign, date and return the enclosed BLUE proxy card today in the postage paid envelope provided with a vote FOR these nominees, who are committed to restoring fair trading value to the common stock by re-listing it on the
                             NASDAQ SmallCap Market

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Please join me in my efforts to ensure that the interests of the common stockholders are vigorously represented on the Board and that our company is run for the benefit of all stockholders by signing, dating and returning the enclosed BLUE proxy card in the postage paid envelope provided as soon as possible. Your vote is critical, no matter how many shares you own.

If you have any questions, or need any assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

Thank you for your support,



Brad D. Greenspan








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                                     CALL:

                           INNISFREE M&A INCORPORATED

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         IF YOUR SHARES ARE HELD IN THE NAME OF A BANK OR BROKER, PLEASE
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